EXHIBIT 21

                          BERKELEY TECHNOLOGY LIMITED
                   Subsidiary Listing as of February 27, 2004


Berkeley Technology Limited (Jersey, Channel Islands corporation)

  Berkeley International Capital Limited (Guernsey, Channel Islands corporation)

  Berkeley International Limited (Jersey, Channel Islands corporation)

  Frederick Morgan & Co. Limited (Jersey, Channel Islands corporation)

        Berkeley International Technologies, Inc. (Delaware corporation)

               Berkeley International Advisors, Inc. (California corporation)

  London Pacific Advisers Limited (United Kingdom corporation)

  London Pacific Assurance Limited (Jersey, Channel Islands corporation)

        LPAL Investments Limited (Guernsey, Channel Islands corporation)

  London Pacific Trust Company Limited (Jersey, Channel Islands corporation)

        Berkeley (USA) Holdings Limited (California corporation)

        Berkeley International Asset Management (California corporation)

        Berkeley Institutional Investment, Inc. (California corporation)

        Berkeley International Capital Corporation (California corporation)

        London Pacific Secretaries Limited (Jersey, Channel Islands corporation)


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Notes:
(1)   Each indentation reflects another tier of ownership.

(2) All subsidiaries are 100% owned and are listed above, except that several subsidiaries that in the aggregate are insignificant have been omitted.